Exhibit 10.1

December 22, 2004

Michael Pohl

nCube

1825 NW 167th Place

Beaverton, OR 97006

Re: Revised Offer Letter

Dear Mike:

On behalf of David Woodle, CEO and Chairman of the Board, I would like to extend to you our employment offer for the position as President of the newly combined Broadband Management Solutions and nCube group. This offer is contingent upon, and will become effective as of, the closing date of the acquisition of nCube by C-COR. We are excited about the opportunities that lie ahead of us as we add the capabilities of nCube to the organization. We trust that you will become a key team player in helping to achieve our objectives and satisfy our customers’ requirements. As you begin your employment with us, let me offer a warm and sincere welcome.

The terms and conditions of your employment are set forth below:

1.	Position: You will be an Officer of C-COR and your position will be as the President of the combined Broadband Management Solutions and nCube group. By signing this offer letter, you represent and warrant to the Company that you are under no contractual or other commitments inconsistent with your obligations as a full-time employee of the Company.

2.	Compensation: a) You will be paid a base salary at the annual rate of $300,000, payable bi-weekly according to the standard payroll practices for salaried employees within C-COR. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time, but will not be reduced below $300,000 annually without your agreement. b) You will be eligible to participate in the Fiscal Year 2005 Profit Incentive Plan (PIP) for Officers. Your Profit Incentive Plan payment at 100% achievement of goals will be equal to fifty percent (50%) of your annual base salary earned as a C-COR employee during the measurement period (FY05). Achievement of financial goals and final payment are subject to Board of Directors approval.

3.	Stock Options: You will be granted 25,000 C-COR non-qualified stock options with a price per share equal to the closing price of C-COR’s common stock on your date of hire, scheduled to coincide with the closing of the acquisition of nCube by C-COR. These options will have 4-year vesting (25% per year) with an 8-year exercise period. In addition, you will be granted 50,000 non-qualified stock options, which have a performance component. These options will also have a strike price as of your date of hire, but will have 5-year cliff vesting (100% vested after 5-years) with the ability to have the vesting accelerated based upon your contributing to C-COR’s meeting a performance target of $1.00 of First Call earnings per share over four consecutive quarters. The Compensation Committee of the Board of Directors will make the final determination of goal achievement and any acceleration.

4.	Period of Employment: Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

5.	You will be eligible for benefits associated with your position as President of the combined Broadband Management Solutions and nCube group including accruing Paid Time Off at a rate consistent with 20 days on an annual basis during your first year of employment. A copy of the benefits overview is included for your information.

6.	Should changes in your employment, as defined below occur within thirty-six months from your date of hire, you will be eligible to receive severance benefits as defined in section 8 of this document. Changes in your employment relationship will include:

a.	A significant downgrade in duties and/or scope of position

b.	A decrease in your base salary or Profit Incentive Payment percentage eligibility of greater than 10%

c.	Your primary place of employment is altered to greater than 40 miles from the current location of Beaverton, Oregon

d.	There is a change in the reporting relationship of your position

e.	Your employment is terminated, other than for Cause as defined in section 7 of this document

7.	For the purposes of this document, “for Cause termination” will be defined as:

a.	Conviction of any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company

b.	Engaging in a fraudulent act to the material damage or prejudice of the Company or in conduct or activities materially damaging to the property, business or reputation of the Company

8.	Severance benefits, if applicable, will be defined as shown below and will be contingent upon your executing a general release to be provided by the Company at the time of termination. Severance benefits include:

a.	Twelve months of severance pay based upon your base salary at time of termination.

b.	Payment of an Executive Profit Incentive Plan payment, should a payment be authorized by the Board of Directors, at the conclusion of the fiscal year during which your employment is terminated.

c.	Immediate vesting of all currently authorized, but unvested options, as of the date of termination of employment with an exercise period of two years for all options from date of termination.

d.	Immediate vesting of the Supplement Executive Retirement Plan payments constituting normal retirement age/service requirements.

9.	As a condition of employment, you must complete the following documents on your first day of employment:

a.	Corporate Disclosure & Securities Trading Agreement

b.	Patent/Disclosure of Inventions and Non-Disclosure of Confidential Information & Conflict of Interest Agreement

c.	Photo Release Form

d.	Federal Withholding Form - W4

e.	Employment Eligibility Verification - Form I-9 (including documents such as your Social Security Card and Driver’s License)

f.	Application for Employment

g.	Ethics Policy for C-COR Officers and Directors

h.	Directors and Officers Questionnaire that outlines all Boards and Committees on which you serve

10.	All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholdings and payroll taxes.

11.	This offer letter and its accompanying required documents are the full and complete agreement between you and the Company. Any contrary representations that may have been made to you concerning compensation or any other terms of employment are superseded by this offer letter.

12.	This offer letter may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this offer letter and the resolution of any disputes will be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law under Pennsylvania law. The parties agree to submit to the jurisdiction and venue of the state and federal courts located in Pennsylvania in the event that there is any claim that this offer letter has been breached.

We hope that you find the foregoing terms acceptable. This employment offer is valid until December 31, 2004. You may indicate your agreement with these terms by signing and dating the enclosed duplicate offer letter and returning it to me at the following address:

Mary Beahm

Corporate Vice President

Human Resources

C-COR

60 Decibel Road

State College, PA 16801

Again, I would like to welcome you to C-COR and look forward to a mutually beneficial relationship.

Sincerely,

/s/ Mary G. Beahm
Mary G. Beahm
Corporate Vice President
Human Resources

I have read and accept this offer letter dated December 22, 2004 and agree to the terms and conditions of my employment.

Employee Signature:	/s/ Michael J. Pohl

Print Employee Name:	Michael J. Pohl	Date: 1-3-05